July 16, 2025

Mr. Paresh Govan

Fine Mulligans, Inc.

300 Creek View Road – Suite 209
Newark, Delaware 19711

Re: Regulation A Offering – Fine Mulligans, Inc.

Dear Mr. Govan:

We have acted as counsel to Fine Mulligans, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the “Offering”) by the Company of up to a maximum of forty-eight million U.S. dollars ($48,000,000) in Class A Preferred Stock (the “Class A Preferred Shares”). We assume that the Class A Preferred Shares will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Class A Preferred Shares.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Amended and Restated Certificate of Incorporation of the Company and the Amendment thereto; the State of Delaware, Office of the Secretary of State certification of the Company’s existence with a status in “Good Standing”; the Bylaws of the Company; the Stockholder Agreement; and such corporate resolutions and records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Class A Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the corporate law of the State of Delaware and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Class A Preferred Shares. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s/ Thomas P. DeJong

Thomas P. DeJong, Attorney